Exhibit 10.1

MUTUAL SEPARATION AGREEMENT AND GENERAL RELEASE

This MUTUAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) hereby is made and entered into by and between David L. Kemmerly (“Executive”) and Amedisys, Inc. (the “Company” or “Amedisys” and together with Executive, collectively the “Parties,” and individually a “Party”), and to and for the benefit of the stockholders, directors, officers, successors, subsidiaries, employees, supervisors, advisors, attorneys, affiliates, lenders, heirs, assigns, agents, parents, employee retirement benefit plans, and non-retirement employee benefit plans of the Company and of Amedisys Holding, L.L.C. (collectively, “Releasees”).
RECITALS
WHEREAS, Executive and Amedisys have mutually agreed that Executive will tender his resignation from employment with the Company effective September 23, 2022, and Executive and Amedisys desire that their employer/employee relationship terminate as of that date in order to transition to an independent consulting relationship;

WHEREAS, Executive’s termination of employment shall constitute a termination with “Good Reason” as defined in the Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Executive Officers (the “Severance Plan”);
WHEREAS, the Parties desire to end their employment relationship amicably and forever resolve all employment-related issues, if there are any, which have arisen or may arise up to the Effective Date (as defined below) of this Agreement;

WHEREAS, Executive, as a senior executive of Amedisys, has provided business and professional covenants to the Company and had access to “Confidential Information” (defined below and in documents incorporated herein by reference) of the Company;

WHEREAS, the Company desires that Executive reaffirm all of his existing covenants to the Company and protect its Confidential Information, and Executive reaffirms his ongoing contractual covenants to the Company including but not limited to the Amedisys, Inc. Dispute Resolution Agreement (“DRA”), his Executive Protective Covenants Agreement (“EPCA”), and his professional obligations as an attorney to refrain from using or disclosing the Company’s Confidential Information, privileged communications, and attorney-work product; and

WHEREAS, based on Executive’s valuable knowledge, skills and experience, the Company desires to compensate Executive for the benefits of Executive’s future consulting services in the field of governmental, legislative, regulatory and healthcare-related policy development and, pursuant to this Agreement, will engage Executive in a Consulting Agreement for these purposes.

AGREEMENT
In consideration of the premises, promises and other items contained herein, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.Separation of Employment. Pursuant to Executive’s voluntary resignation from the Company, Executive’s employment as Chief Legal and Governmental Affairs Officer with the Company is hereby terminated as of September 23, 2022 (the “Separation Date”), on which date he will relinquish all rights, privileges, duties, responsibilities, and authority of his position with the Company except for Executive’s contractual and professional covenants and obligations that survive his employment with the Company. The “Effective Date” of this Agreement is the eighth day after the date on which it is signed by Executive if not revoked in accordance with Section 12 below. The Parties agree that Executive will not sign the Agreement before the Separation Date.

2. Non-Contingent Payments and Benefits. Regardless of whether Executive signs this Agreement, Amedisys (a) will pay his regular base salary through September 23, 2022, and (b) will reimburse all reasonable, necessary and preauthorized business expenses incurred prior to September 23, 2022. Executive shall submit all requests to the Company for expense reimbursements on or before the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, unless required by applicable law.

3.Severance Payment. Subject to Executive’s execution of and non-revocation of this Agreement and Executive’s releases set forth in Section 7 of this Agreement, the Company hereby agrees to pay Executive a cash amount equal to $743,750 (the “Severance Payment”), less legally required withholdings, which Severance Payment shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices as of the Separation Date for a period of twelve (12) months beginning in the month following the month of Executive’s termination of service as a consultant under the Consulting Agreement (which termination must constitute a separation from service under Section 409A); provided, however, if Executive’s termination as a consultant occurs prior to April 1, 2023, then (i) payments shall not commence until the seventh (7th) month following Executive’s termination as a consultant, (ii) any payment that otherwise would have been made during the six (6) month period following the Executive’s termination as a consultant shall be accumulated and paid in a lump sum during such seventh (7th) month (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), and (iii) all remaining installment payments shall be made as provided in the normal course under the provisions of this Section 3.

4.Compensation under Agreement and Related Benefits. Subject to Executive’s execution and non-revocation of this Agreement, Executive’s releases set forth in Section 7 of the Agreement, his performance of his covenants and obligations under this Agreement, and subject to the Company’s rights and remedies provided in Section 13(a) below, the Company hereby agrees to pay or provide Executive the compensation and/or benefits outlined below. The specific terms of the amounts to be paid to Executive hereunder are as follows:

a. The compensation committee of the Company’s board of directors has approved a waiver of the continued service requirement set forth in those certain restricted share unit award agreements (time-based vesting), with grant dates of February 20, 2019, February 12, 2020, February 17, 2021 and February 17, 2022,

and performance-based restricted share unit award agreements, with grant dates of February 20, 2019 and February 12, 2020, each by and between the Company and Executive (collectively, the “RSU Award Agreements”), solely with respect to the tranches of such restricted stock unit (“RSU”) awards that are scheduled to vest in February 2023 (the “2023 Tranche RSUs”). For the avoidance of doubt, the 2023 Tranche RSUs consist of a total of (i) 1,030 time-based RSUs (332 RSUs from the 2019 grant, 212 RSUs from the 2020 grant, 159 RSUs from the 2021 grant and 327 RSUs from the 2022 grant) and (ii) 2,171 performance-based RSUs (1,323 from the 2019 grant and 848 from the 2020 grant). Accordingly, except as provided in Section 13 of this Agreement, Executive’s 2023 Tranche RSUs shall vest and settle into shares of common stock of the Company on their scheduled vesting dates set forth in the respective RSU Award Agreements despite the fact that Executive will not be continuously employed by the Company on such dates. As modified by the foregoing, Executive’s 2023 Tranche RSUs shall continue to be governed by the applicable RSU Award Agreements according to their terms. Executive understands and agrees that, as of the Effective Date, Executive forfeits all rights to any other restricted stock units and any other equity awards not specifically permitted to vest pursuant to this Section 4(a). Executive further understands and agrees that, pursuant to Section 13, in the event Executive breaches any provision of Sections 8 through 11 of this Agreement, Executive shall forfeit all rights to the 2023 Tranche RSUs and will be required to repay the Company for the value of all 2023 Tranche RSUs previously settled and paid to Executive under this Section 4(a).

b. Executive understands and agrees that if he elects COBRA by taking the actions required to do so upon receiving notice, he is entitled to continuation of health, dental, and vision benefits under COBRA starting October 1, 2022 in accordance with the terms of documents governing such benefits. The Company has paid the Company’s portion of Executive’s group health, dental and vision plan coverage premiums through September 30, 2022, after which, at his expense, Executive may exercise his rights to continuation coverage under COBRA. The Company’s COBRA administrator has or will timely notify Executive of the procedures to follow to make such an election for continuation of coverage. If Executive has timely and properly exercised his rights to elect continuation coverage, Executive will be responsible as of October 1, 2022 for paying the total applicable monthly premium cost to have continued group health, dental and/or vision plan coverage under COBRA. Subject to compliance with Sections 8 through 11 of this Agreement, the Company will pay Executive monthly an amount equal to the employer portion of the monthly health, dental, and vision plan premium that the Company pays on Executive’s behalf (determined as of the date of Executive’s termination of employment) (the “Health Payments”) in cash, less applicable withholdings, for a period of six (6) months commencing in November 2022. Executive's right to receive the Health Payments shall terminate early in the event that (i) Executive breaches any provision of Sections 8 through 11 of this Agreement; (ii) this Agreement or the Consulting Agreement is terminated; or (iii) Executive becomes eligible to receive group health, dental, or vision coverage (as applicable) from another employer’s group plan. Additionally, pursuant to Section 13, any amount previously paid under this

Section 3(b) shall be subject to repayment in the event of a breach by Executive under any provision of Sections 8 through 11 of this Agreement.

c. The execution of this Agreement and/or the payment of the Severance Payment shall not affect Executive’s vested rights, if any, under the Company’s 401(k) Plan (the “401(k) Plan”) as of the Separation Date. Executive is not a participant in any other retirement plan at Amedisys. It is understood and agreed that, after the Separation Date, Executive may not make or receive on his behalf any further contributions or benefit accruals under the Company's 401(k) Plan (except as may be attributable to service performed prior to the Separation Date) because, as a former employee, he will not meet the eligibility requirements of the 401(k) Plan.

d. The parties will enter into a consulting agreement (“Consulting Agreement”), attached hereto as Exhibit A, for a term of twenty-four (24) months (the “Consulting Term”), pursuant to which the Executive will provide certain government relations services to the Company (as specified on a schedule to the Consulting Agreement) in exchange for the consulting fees set forth in, and subject to the terms and conditions of, the Consulting Agreement.

e. Other than the foregoing payments and benefits described in the preceding terms and provisions of Section 3 and Sections 4 (a), (b), (c), and (d), Executive understands and agrees that he will neither receive nor be entitled to any other compensation, equity payments or benefits from the Company now or in the future. Executive acknowledges and agrees that the foregoing payments and benefits provide Executive with valuable consideration beyond that to which Executive is otherwise entitled if Executive had not entered into this Agreement.

5.Executive Bears the Tax Liabilities. Other than withholdings from his “Non-Contingent Payments and Benefits” set forth in Section 2, the Severance Payment provided in Section 3, and the Health Payments provided in Section 4(b), Executive agrees that to the extent that any federal, state, or local taxes, interest or penalties of any kind may be due or payable as a result of (i) payments made hereunder to Executive or on his behalf and/or (ii) benefits of any kind made available hereunder to Executive or on his behalf, Executive will be solely responsible for the payment of such taxes and will hold Company harmless, and will indemnify Company, from and against all claims, penalties, fees, assessments, fines or other costs arising from said payments.

6.Surrender of Property. Executive warrants and guarantees that he has returned to the Company on or before September 23, 2022 all originals, duplicates and images of all Company property and information, including but not limited to Company documents, disks, computers, files, software and credit cards that Executive received in connection with his employment with the Company. The “property and information” surrendered hereunder shall include all emails, text messages, photographs, written communications, images, collected records and other materials of any kind that relate in any way to, or have as their subject, any current or former director, officer and/or employee of the Company that is in the possession, access or control of Executive. Executive agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof and consistent with his previous certifications, shall never disclose them to anyone in any manner in the future.

7.Release of Claims. For all of the purposes of this Section 7, the term “Company” shall be deemed to include the Releasees defined above. Executive hereby unconditionally agrees to release, discharge, and hold harmless Company from any and all claims that may arise out of Executive’s employment, relationship and affiliation with Company and its directors, executive officers and agents and/or the termination of said employment. In consideration of the above described promises and payments, Executive agrees on behalf of himself and all persons who may claim through him to hereby irrevocably and unconditionally release, acquit and forever discharge the Company from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, wages, salary, benefits, compensation, debts or expenses of any kind whatsoever, known or unknown, suspected or unsuspected, which Executive now has, owns or holds or which Executive at any time heretofore had, owned, or held, including but not limited to (i) all claims based on alleged or actual rights arising under any federal, state, or local laws prohibiting race, sex, religion, age, disability or other forms of discrimination or retaliation, including without limitation, (A) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), (B) the Tennessee Human Rights Act (Tenn. Code Ann. § 4-21-101 et seq.) (“THRA”), (C) Tennessee Disability Act (“TDA”) (Tenn. Code Ann. § 8-5-103 et seq.), (D) Tennessee Public Protection Act (“TPPA”) (Tenn. Code Ann. § 50-1-304), (E) Title VII of the Civil Rights Act of 1964, as amended, (F) the Occupational Safety and Health Act, (G) the Americans With Disabilities Act, as amended (H) the Family and Medical Leave Act, (I) all written Employment Agreements, (J) the Employee Retirement Income Security Act of 1974, as amended, and/or (K) any other federal, state or local laws relating to or otherwise regulating Executive’s employment with Company, (ii) any claims of any nature based on or arising out of (A) Executive’s employment with Company or the cessation of such employment, including but not limited to whistleblower and unlawful retaliation claims, and/or (B) any alleged oral or written employment agreement or contract, or (iii) any claims based on fraud, tort, contract, negligence, recklessness or intent of any nature whatsoever. Except as specifically provided herein, Executive hereby releases any and all rights, claims, entitlements, compensation, equity or other privileges under the Severance Plan and the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, as amended to date. It is the intention of Executive and Company that this Agreement constitute a complete and general release of all of Executive’s claims of every nature arising on or before the Effective Date and shall be effective as an affirmative defense to any and all such claims or potential claims of any kind whatsoever, whether known or unknown. Executive represents and warrants that he has not filed any civil action, suit, arbitration, administrative civil action, or legal proceeding against Company, that he has not assigned, pledged, or hypothecated his claims to any person, and that no other person has an interest in the claims that Executive is releasing herein. Nothing in this Section 7 or in any other part of this Agreement shall be construed to release either party from obligations under this Agreement, the Consulting Agreement or under any applicable terms and provisions of the Company’s 401(k) Plan. Nothing in this Agreement limits or terminates Executive’s right to file a charge or complaint with or participate in an investigation conducted by the Equal Employment Opportunity

Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal, state, or local governmental agency (collectively, the “Governmental Agencies”). However, by signing this Agreement, Executive is waiving the right to any monetary recovery or other relief should the Governmental Agencies pursue any claims on Executive’s behalf and assigns any such recovery to the Company.

8.Executive’s Covenants to the Company.

a.Executive’s Covenants and Obligations. Executive acknowledges and agrees that pursuant to his employment with the Company as Chief Legal and Government Affairs Officer he has accepted several professional, contractual and other binding covenants and obligations that inured to the benefit of the Company both during his employment and following the termination of his employment. Executive recognizes that his fulfillment of all such covenants and obligations is a significant and material factor in the Company’s desire to enter into this Agreement. Executive, in recognition of the reasonableness of the scope and terms of all such covenants that survive the termination of his employment, hereby reaffirms and agrees following the Effective Date to perform and fulfill all covenants and obligations to the Company that are contained in the EPCA, the DRA, the Amedisys Policy Manual (including the Company’s Information Security Policy (“ISP”)) (“Policy Manual”), and all other legal, professional and contractual covenants and obligations that he has to the Company. The EPCA and its definitions, terms, conditions, covenants, remedies, and other provisions are incorporated herein by reference as if set forth fully herein. To the extent that the post-employment temporal duration of any such covenant in the EPCA to which Executive has been subject prior to the Effective Date of this Agreement are different from the covenant’s temporal duration stated in this Agreement, the longer temporal duration stated in this Agreement shall apply and govern the covenant(s). It is expressly understood and agreed by Executive that although Executive considers the restrictions in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Without limiting the generality of the foregoing promises, Executive reaffirms, accepts and/or promises to fulfill the following specific covenants and obligations:

i.Confidentiality and Non-Disclosure of Information: those non-disclosure and confidentiality covenants (as more fully articulated in Paragraph 2 of the Company’s EPCA) and Executive’s other certifications will survive in perpetuity, along with the professional responsibilities of someone who served as Chief Legal Officer to protect a client’s confidential and privileged information. The duty to maintain the confidentiality of any particular information will end when such information is in the public domain by means other than a breach of confidentiality or non-disclosure by Executive.

ii.Non-Competition with Company (as more fully articulated in Paragraph 3.a of the EPCA) for the duration of the Consulting Agreement or the length of Paragraph 3.a of the EPCA, whichever is longer.

iii.Non-Solicitation of Business (as more fully articulated in Paragraph 3.b of the EPCA) for the duration of the Consulting Agreement or the length of Paragraph 3.b of the EPCA, whichever is longer.

iv.Non-Solicitation of Employees (as more fully articulated in Paragraph 3.c of the EPCA) for the duration of the Consulting Agreement or the length of Paragraph 3.c of the EPCA, whichever is longer.

v.Non-Disparagement: Executive will not make any disparaging statements to current, former or prospective Company customers, contractors, vendors, stockholders, directors or executive officers, or to any media representatives or any other person about the Company, its affiliates or subsidiaries, or their current or former officers, directors or employees. This covenant continues for three (3) years from the Effective Date. This additional covenant is stated more completely in Section 11 below.

vi.Any and all other covenants of the Executive that are currently in place and, by their terms, survive Executive’s term of employment will continue in accordance with their stated terms. The Consulting Agreement to which Executive has become a party as “Contractor,” includes additional binding covenants on the part of Contractor that are reasonable and customary in such agreements.

b.Company’s Neutral Reference. Executive shall direct all third parties inquiring or reasonably likely to inquire about Executive’s employment with the Company to The Work Number at 800-367-2884 or www.theworknumber.com (Employer Code: 15071). In response to such inquiries received by such person, the Company will communicate only the Executive’s dates of employment and last position held with the Company.

9.Confidentiality.

a.Executive agrees that any and all negotiations leading up to this Agreement are strictly confidential. Executive agrees to take all reasonable efforts to preserve the confidentiality of all discussions and negotiations leading to the Parties’ entry into this Agreement. The attorneys who have been in these negotiations are understood and agreed to be bound to confidentiality of the discussions and negotiations of the terms of the Agreement.

b.Without the prior written consent of Company, and subject to the exception in Section 9(c) below, Executive agrees not to disclose, discuss or reveal any “Confidential Information” (as defined or described in the EPCA, the Amedisys Policy Manual and the ISP), in the absence of a subpoena, summons, or court order. Without limiting the generality or breadth of the scope of Executive’s obligations to preserve in perpetuity the absolute privacy and confidentiality of Confidential Information, Executive is obligated to maintain the complete confidentiality of all matters in which, during the term of his employment at the Company, he has collected information, emails, texts, and attachments thereto that involve or relate in any way to the board of directors, stockholders, executives, and/or employees of Amedisys. In order to allow the Company to preserve the confidentiality of attorney-client communications or attorney work product or any other legally protected Confidential Information as defined or described in the EPCA, the Amedisys Policy Manual and/or the ISP, such as trade secrets, Executive further agrees that, if he receives any subpoena, summons or court order requiring him to testify in a proceeding involving the Company, he will use commercially reasonable efforts to inform the Company within five (5) business days of receipt of such request or demand, or at least three (3) days before the date requested for such testimony, whichever is earlier. In the event a subpoena, summons or court order is served on Executive requiring him to testify without at least three (3) days’ notice, he will use commercially reasonable efforts to inform the Company as soon as reasonably practicable (e.g., by email or telephone, if that is the most expedient manner under the circumstances), and Executive shall cooperate in any proceeding at the Company’s expense. Executive shall not disclose any attorney-client communications or attorney work product information to which the Company has a good faith claim of privilege without first complying with the procedure set forth in this Section 9(b). Executive shall have no authority to waive the Company’s attorney-client or attorney work product privileges and all bar rules governing an attorney’s professional responsibility that apply to Executive as a lawyer remain in full force and effect.

c.Nothing in this Section 9 or otherwise in this Agreement prevents Executive from complying with any applicable laws, cooperating fully in any investigation by any governmental agency or providing any information to any governmental agency or governmental investigator acting in an official capacity.

10. Consultation and Assistance. Executive agrees that for the Term of the Consulting Agreement he will remain reasonably accessible and available to the Company for consultation as the Company may request or desire from time to time, and provide all reasonable assistance to the Company and its counsel regarding any business, legal or other matters (including but not limited to litigation, arbitration, investigations or governmental proceedings) in which Executive’s participation and/or involvement is necessary or desirable, all in a timely fashion and at such times as may be mutually agreeable to the parties concerned. Such assistance shall include appearing from time to time at the office of the Company or its counsel for conferences and interviews and, in general, providing the Company and its counsel with the full benefit of Executive’s knowledge, in a complete, candid, and truthful manner, with respect to any matter involving or arising out of his employment with the Company, and shall include the obligation to testify truthfully in connection with any such matter.

11. Non-Disparagement.

a.Executive’s Covenant of Non-Disparagement. Subject to the provisions of Section 9, including the provisions of Section 9(c) which allow full cooperation with any lawful government investigation, Executive agrees that he will not make any disparaging statements to current, former or prospective Company customers, contractors, vendors, stockholders, board members or executive officers, or to any media representatives or any other person about the Company, its affiliates or subsidiaries, or the Company’s or their employees, officers or directors. As used in this Agreement, “disparaging statement” means any communication, statement, dissemination of information, or other representation, oral, written or otherwise, directly or indirectly, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to whom the communication relates. Notwithstanding the foregoing, this covenant of nondisparagement shall not preclude Executive from making truthful statements that are, as a matter of law, required to be made in a public setting by applicable law, regulation or process. Executive’s covenant of nondisparagement shall remain in full force and effect for a period of three (3) years after the Effective Date.

b.Non-Disparaging Directors’ and Officers’ Covenant of Non-Disparagement. The Company agrees that the Company’s current board of directors, consisting of Vickie L. Capps, Molly Coye, MD, Christopher T. Gerard, Julie D. Klapstein, Paul B. Kusserow, Teresa L. Kline, Bruce D. Perkins, Jeffrey A. Rideout, MD, and Ivanetta D. Samuels, and the Company’s current Corporate Secretary, Jennifer Guckert Griffin (collectively, the “Nondisparaging Directors and Officers”), will not make any material disparaging statements about Executive to current, former or prospective Company customers, contractors (not including Executive himself), vendors, or stockholders (who are not also directors, officers or employees), or to any media representatives or any other person not presently affiliated with the Company who can reasonably be expected to influence Executive’s reputation or employment prospects in the healthcare field for a period of two (2) years after the Effective Date. Notwithstanding the foregoing, the Nondisparaging Directors’ and Officers’ covenant of nondisparagement herein is limited and shall not apply to the Nondisparaging Directors and Officers when they make truthful statements when and if compelled by court order, or otherwise if, as a matter of law, required by applicable law, regulation or other legal process. And further, these Nondisparaging Directors and Officers shall not be in violation of this covenant when or if they make statements to Company directors, officers or employees about the Executive in the ordinary course of business where such statement is reasonably necessary to protect the legitimate business interests of the Company, to perform their respective duties for the Company and/or to evaluate and administer the performance of the Executive as Contractor under the Consulting Agreement.

12. Right to Review and Revoke. Executive acknowledges and agrees that he has a period of twenty-one (21) days beginning on the day when he received the original form of the Company’s proposal of this Agreement to consider, negotiate, execute, and deliver this Agreement (as it was revised, prior to execution) to the Company. Executive further acknowledges, understands and agrees that for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement in writing and that such revocation must be timely received by Christopher T. Gerard, President and Chief Executive Officer, Amedisys, Inc., 49 Music Square West, Suite 410, Nashville, Tennessee 37203. The twenty-eight (28) day period described in this Section 12 that includes the maximum consideration and revocation period shall be referred to as the “Release Execution Period” for purposes of this Agreement.

13. Equitable and Legal Remedies.

a.General Company Rights and Remedies. In the event of Executive’s breach or violation of, or Executive’s failure to completely and timely perform any of Sections 8, 9, 10 or 11 of this Agreement in any respect, (i) the Company’s obligation to perform any of its remaining obligations hereunder (except as provided below), including the obligation to provide any further compensation under any provision of Section 4(a), (b), and/or (d), above, shall immediately terminate and (ii) Executive shall be required to repay to the Company, as Liquidated Damages, all prior compensation, COBRA premium payments, Consulting Fees (Base and Additional), and RSU awards benefits (not including vested 401(k) retirement benefits and not including the Severance Payment from Section 3 above) paid by the Company to Executive, as of the date of the breach or violation, pursuant to Section 4(a), (b), and/or (d) of this Agreement and/or the Consulting Agreement (Executive’s repayment obligation is referred to and regarded as “Liquidated Damages”), which repayment shall be made by Executive within thirty (30) calendar days after the date of the Company’s written notice to Executive notifying Executive of such breach or violation. To the extent that Executive does not make a required repayment to the Company pursuant to this Section 13 within thirty (30) calendar days following demand by the Company, or any shares of the Company’s common stock underlying any of the 2023 Tranche RSUs have been sold by Executive, the Company shall have the right to reduce, cancel or withhold against outstanding equity-based compensation, or require a substitute form of repayment, in each case to the maximum extent permitted under applicable law. For the avoidance of doubt, Executive’s releases set forth above in Section 7 and all of Executive’s other restrictive covenants and obligations stated or incorporated herein by reference shall remain in full force and effect following any such breach or violation by Executive. The Company shall be entitled under the Agreement to stop making any further payments or awards to Executive, excluding the Severance Payment, and to recover or claw back all such other payments or awards that have been made prior to the Company’s actual discovery of the Executive’s breach or violation when and if the Company proves the Executive’s breach or violation of any of Sections 8, 9, 10 or 11 of this Agreement. Executive agrees that the Company shall not have any requirement of any kind to allege or prove in court or arbitration that any damages were actually inflicted upon or suffered by the Company as a result of the Executive’s breach or violation in order to be entitled to recover Liquidated Damages under Section 13(a). Damage to the Company being caused by any such breach or violation shall be presumed as a matter of law with regard to Liquidated Damages.

(i) De Minimis Exception. The Company agrees that with regard to Executive’s covenants in subsections (i), (ii), (iii), (iv), and (v) of Section 8.(a), Executive will have a de minimis exception defense to the Executive’s actionable breach or violation of such covenant, such that to invoke and benefit from the exception Executive shall bear the burden of proof in both court and arbitration that Executive’s breach or violation was truly, as a matter of fact and of law, de minimis under the totality of the circumstances, which include, for example, among other relevant indicia, that Executive’s breach or violation was unintentional, inadvertent, never known in the public domain, or potential competition or solicitation was never realized.

b. Parties’ Equitable Relief. Each of the Parties shall have the right to enforce its rights, if any, to equitable relief hereunder through any one or more of the following mechanisms, which may be pursued by a Party at any time and at such Party’s sole discretion: judicial action before any court of competent jurisdiction in Davidson County Tennessee to obtain equitable remedies and/or judicial action before any court of competent jurisdiction in Davidson County, Tennessee to obtain temporary and/or permanent injunctive relief. In the event a Party breaches or violates, or threatens to breach or violate, any of the provisions of this Agreement, the other Party shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or violation or threatened breach or violation may possibly cause irreparable injury to the other Party and that money damages may not provide the other Party with an adequate remedy. Such equitable rights and remedies shall be in addition to, and not in lieu of, any other legal rights/remedies available to a Party under law in arbitration as provided herein below. The Parties recognize and agree that a Party’s remedy at law for breach or violation of this Agreement might be inadequate, and further agrees that, for breach or violation of such provisions, a Party may be entitled to equitable remedies.

c. Parties’ Legal Relief. Except for the specific equitable remedies provided above, any dispute, controversy, or claim arising out of or related to this Agreement or any breach, violation or termination of this Agreement, including but not limited to the covenants Executive provides to the Company, the consideration the Company provides to Executive, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted by either or both Parties to and decided solely by binding private confidential arbitration. Arbitration shall be administered by a single neutral arbitrator mutually agreeable to Executive and the Company or, if the Parties are not able to reach mutual agreement in the selection of the arbitrator, with the American Arbitration Association using the Employment Arbitration Rules and Mediation Procedures and held in Davidson County Tennessee. Any arbitral award determination shall be final and binding upon the Parties and to the maximum extent legally permissible, private and confidential. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction. Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their legal disputes (without limiting the equitable remedies provided above) heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute, except those involving the equitable remedies provided above, relating to the enforceability or formation of this Agreement and the arbitrability of any legal damages dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction. Further, in the event of any litigation for equitable relief in court and/or litigation for legal remedies in arbitration arising out of or in connection with a breach or violation of this Agreement by either Party, the prevailing Party shall be entitled to recover from the non-prevailing Party, the prevailing Party’s reasonable attorneys' fees and expenses. Subject to Section 409A and the governing principles for avoidance of taxation thereunder, upon a determination by a court or arbitrator as a matter of law and of fact or, if not disputed, then upon acknowledgment in writing by the Company (the date of such determination or acknowledgment of disparagement, in either case, the “Determination Date”) that the Company has breached or violated the covenant of non-disparagement as provided in Section 11(b) above, then the entire unpaid balance of the Additional Consulting Fee for the remainder of the twenty-four (24) month Term of the Consulting Agreement shall be paid to Executive in a lump sum within thirty (30) days following the Determination Date; provided, however, in the event that Executive “separates from service” pursuant to the terms of Section 10.4 of the Consulting Agreement, prior to the Determination Date hereunder, then any payment of any portion of the Additional Consulting Fee shall be made solely in accordance with the terms of Section 10.4 of the Consulting Agreement, and no amount shall be paid pursuant to this Section 13(c); provided, further that if Executive “separates from service” pursuant to the terms of Section 10.4 of the Consulting Agreement after the Determination Date hereunder, then any payment of any portion of the Additional Consulting Fee shall be made in accordance with the terms of this Section 13(c) and no amount of the Additional Consulting Fee shall paid under the terms of Section 10.4 of the Consulting Agreement. For the avoidance of doubt, the terms of this Section 13(c) shall not affect the payment of the Base Consulting Fee pursuant to Sections 3.1 or 10.1 of the Consulting Agreement.
14. Construction and Entire Agreement. This Agreement is not and cannot be construed as an admission by the Company or Executive that either has acted wrongfully with respect to the other or that either of them has any claim whatsoever against the other. This Agreement is governed by and is to be construed in accordance with the law of the State of Tennessee. The provisions of this Agreement are severable and, if any part of it is found to be unenforceable, the other Sections and/or provisions shall remain fully valid and enforceable. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Company. This Agreement, except as specifically provided hereinabove, supersedes, terminates and replaces any and all previous or contemporaneous written or oral communications or agreements relating to Executive’s employment and the period thereof, and the parties, except as specifically provided hereinabove, hereby acknowledge that no other contracts, arrangements or understandings exist that pertain to any of the subjects, matters or issues addressed by this Agreement.

15. No Reliance. Each Party represents, acknowledges and agrees that, in executing this Agreement, such Party does not rely and has not relied upon any promise, representation or statement not expressly set forth herein made by the other Party or, in the case of the Company, its executive officers, board of directors or agents with regard to the subject matter, basis or effect of this Agreement or otherwise, and each Party further represents, acknowledges and agrees that there have been no such representations, promises, or statements made by the other Party, except as specifically set forth in this Agreement.

16. Code Section 409A Compliance
. The compensation and benefits payable pursuant this Agreement are intended to be exempt from, or comply with, as applicable, the requirements of Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service. If the payment of any such amount is delayed in accordance with the previous sentence, then any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment in the seventh month following Executive’s separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death). If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until Executive has experienced a “separation from service” within the meaning of Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall cooperate in good faith to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Parties determine are reasonably necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 15 does not, and shall not be construed so as to, create any obligation on the part of the Company or any affiliate or Executive to adopt any such amendments, policies or procedures or to take any other such actions. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from, or compliant with, Section 409A are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Each payment payable hereunder in series of installments, including without limitation any payment of the Severance Payment or other benefits, shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Section 409A.

17. Non-Interference. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law.
18. Consultation with Attorney. Executive is advised in writing by the Company to consult with an attorney prior to executing the Agreement. Executive, who is represented in the negotiation of this Agreement by legal counsel of his own choosing and is himself a licensed attorney, represents and agrees he has carefully read and fully understands all the provisions of this Agreement and that he is voluntarily entering into this Agreement. Executive further acknowledges and agrees (i) the Company’s position is that the compensation and benefits he will receive hereunder exceed what he may otherwise be entitled to receive, and (ii) that the above Section 7 of this Agreement includes a release and waiver of any and all claims of age discrimination Executive may have under the Age Discrimination in Employment Act (ADEA) and the Older Worker Benefits Protection Act (“OWBPA”). Executive understands that Executive does not waive rights or claims under the ADEA that may arise after the date this Agreement is Effective.
(signature page follows)

PLEASE READ CAREFULLY. THIS IS A RELEASE OF ALL CLAIMS, KNOWN OR UNKNOWN.

Executed this 23rd day of September, 2022.

EXECUTIVE

_/s/ David L. Kemmerly_____________________
David L. Kemmerly

Executed this 23 day of September, 2022.

AMEDISYS, INC. (“company”)

By:__/s/ Chris Gerard_______________________
Name: Chris Gerard
Title: President and CEO

Exhibit A

Consulting Agreement

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (herein, the “Consulting Agreement”) sets forth the terms and conditions whereby David L. Kemmerly (“Contractor”) agrees to provide certain governmental relations consulting services (as described in Schedule 1) to Amedisys, Inc., located in Baton Rouge, Louisiana and Nashville, Tennessee, a Delaware corporation (the “Company” and together with Contractor, the “Parties” and individually, a “Party”). The Consulting Agreement is entered into pursuant to the terms of the Mutual Separation Agreement and General Release entered into by and between the Parties on or about September 23, 2022 (the “Separation Agreement”).

1.SERVICES.

1.1 The Company hereby engages Contractor, and Contractor hereby accepts such engagement, as an independent contractor to provide certain governmental relations and client strategy consulting services to the Company on the terms and conditions set forth in this Consulting Agreement.

1.2 Contractor shall provide to the Company the governmental relations and client strategy consulting services set forth in the attached Schedule 1 (the “Services”).

1.3 The Company does not and shall not control or direct the manner or means by which Contractor performs the Services, including but not limited to the time and place Contractor performs the Services. The objectives and circumstances of the particular governmental relations consulting services will create their own requirements for the time, place and manner in which the Services are provided.

1.4 The Company shall provide Contractor with reasonable access to its premises, materials, information, and systems to the extent necessary for the performance of the Services. Contractor shall furnish, at Contractor’s own expense, the materials, equipment, and other resources necessary to perform the Services.

1.5 Contractor shall comply with all third-party access rules and procedures communicated to Contractor in writing by the Company, including the Company’s Information Security Policy and those related to safety, security, and confidentiality and shall perform and fulfill all of his contractual covenants and obligations to the Company during the Term.

2.TERM. The term of this Consulting Agreement shall commence on September 24, 2022 and shall continue for a period of twenty-four (24) months until September 23, 2024 unless earlier terminated in accordance with Section 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

3.FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Consulting Agreement, and subject to the terms and conditions of this Consulting Agreement, the Company shall pay Contractor Thirty Thousand

Dollars ($30,000.00) per month during the Term for the Services (the “Base Consulting Fee”). In addition, and subject to the other terms and conditions of this Consulting Agreement, the Company will pay Contractor an additional Twenty Thousand Dollars ($20,000.00) per month during the Term for the Services (the “Additional Consulting Fee”) so long as Contractor’s Services are fully performed in a professional manner and such Services are provided exclusively to the Company and to no other clients or customers during the Term. The potentially twenty-four (24) monthly consulting fee payments, subject to the termination and related rights of the Parties as set forth herein, shall be paid to Contractor during the Term on or before the fifth (5th) day of each month beginning October 5, 2022 and continuing until September 5, 2024. Contractor acknowledges that during the Term he will receive an IRS Form 1099-NEC from the Company, and that he shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 Contractor is solely responsible for any travel or other costs or expenses incurred in connection with the performance of the Services, except that the Company will reimburse Contractor for costs or expenses that are reasonable, necessary and preauthorized by the Company in writing.

4.RELATIONSHIP OF THE PARTIES.

4.1 Contractor is an independent contractor of the Company, and this Consulting Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Contractor and the Company for any purpose. Contractor has no authority (and shall not hold himself out as having authority) to bind the Company and Contractor shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.

4.2 Without limiting Section 4.1, Contractor will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing, equity compensation or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on Contractor’s behalf. Contractor shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest, that result from the payment of compensation under this Consulting Agreement. Any persons employed or engaged by Contractor in connection with the performance of the Services shall be Contractor’s employees or contractors and Contractor shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5.INTELLECTUAL PROPERTY RIGHTS.

5.1 All results and proceeds of the Services performed under this Consulting Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively, “Intellectual Property Rights”) therein, shall be owned exclusively by the Company.

5.2 Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Contractor may file during the Term or within one year thereafter will belong to the Company, and Contractor hereby irrevocably assigns to the Company, for no additional consideration, his entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.3 As between Contractor and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Contractor by the Company (“Company Materials”), and all Intellectual Property Rights therein. Contractor has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform his obligations under this Consulting Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Contractor has no right or license to use the Company's trademarks, service marks, trade names, logos, symbols, or brand names without the prior written consent of an executive officer of the Company.

5.4 Contractor shall require each of his employees and contractors, if any, to execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Section 5 prior to such employee or contractor providing any Services under this Consulting Agreement.

6.CONFIDENTIALITY.

6.1 Contractor acknowledges that he will have access to information that is treated as confidential and proprietary by the Company. Confidential Information shall have the meaning set forth in the Company’s Executive Protective Covenants Agreement and the Amedisys Policy Manual. The Company’s exchange of information with a third party in confidence for business purposes will not remove it from protection under this Consulting Agreement. Any Confidential Information that Contractor accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Contractor agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Contractor shall notify the Company immediately in the event he becomes aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosures has been made by Contactor without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Contractor acknowledges that the Confidential Information items are valuable assets of the Company that gain economic value, actual or potential, from not being generally known to the public or others who could use them, and thus should be treated as trade secrets of the Company.

6.3 Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Contractor agrees to provide written notice of any such order to an authorized officer of the Company within three (3) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

7.REPRESENTATIONS AND WARRANTIES.

7.1 Contractor represents and warrants to the Company that:

a.Contractor has the right to enter into this Consulting Agreement, to grant the rights granted herein, and to perform fully all of his obligations in this Consulting Agreement;

b.Contractor’s entering into this Consulting Agreement with the Company and his performance of the Services does not and will not conflict with or result in any breach or default under any other agreement to which he is subject;

c.Contractor has the required skill, experience, and qualifications to perform the Services, shall perform the Services in a professional manner in accordance with industry standards for similar services, and Contractor shall devote at least sufficient resources to ensure that the Services are performed in accordance with industry standards for similar services;

d.Contractor shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

e.The Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

f.All Work Product is and shall be Contractor’s original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to Contractor that:

a.It has the full right, power, and authority to enter into this Consulting Agreement and to perform its obligations hereunder; and

b.The execution of this Consulting Agreement by its representative whose signature is set forth at the end of this Consulting Agreement has been duly authorized by all necessary corporate action.

8.RESERVED.

9.RESERVED.

10.TERMINATION AND RELATED OBLIGATIONS.

10.1 Without Cause. Contractor or the Company may terminate this Consulting Agreement without Cause (as defined below) upon thirty (30) calendar days' written notice to the other party to this Consulting Agreement. In the event of termination pursuant to this clause, the Company shall pay Contractor on a pro-rata basis any fees then due and payable for any Services completed up to and including the date of such termination. If either Party terminates this Consulting Agreement without Cause during the Term, where such termination constitutes a “separation from service” under Section 409A (as defined in Section 16.7), the Company shall pay the unpaid balance of the Base Consulting Fee to Contractor within thirty (30) calendar days of such termination; provided, however, in the event that this Consulting Agreement is terminated without Cause by either Party pursuant to this Section 10.1 prior to April 1, 2023, then (a) any payments for the Base Consulting Fee due to be paid prior to March 15, 2023, but for such termination, shall be accelerated and paid within thirty (30) calendar days of such termination as described above, but in no event later than March 15, 2023, and (b) any payments for the Base Consulting Fee due to be paid after March 15, 2023, but for such termination, shall be paid in a lump sum in the seventh (7th) month following termination without Cause by either Party (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Contractor’s death). For the avoidance of doubt, in the event the Company or Contractor terminates the

Consulting Agreement without Cause during the Term, the Company shall not owe and will not pay any further portion of the Additional Consulting Fee after the date of termination.

10.2 Termination by Company With Cause. The Company may terminate this Consulting Agreement with Cause, effective immediately upon written notice to Contractor. “Cause” for purposes of this Section 10.2 shall be defined as any singular or multiple violations of or failures to fulfill any of the covenants or obligations of Contractor, David L. Kemmerly, set forth in (i) the Separation Agreement and/or (ii) this Consulting Agreement. In the event that the Company’s Cause to terminate the Consulting Agreement would be solely and exclusively a breach of this Consulting Agreement under Section 10.2(ii), and such breach is reasonably subject to cure by Contractor, then the Company shall provide notice to Contractor of such breach of the Consulting Agreement within sixty (60) days of the Company’s initial discovery of such breach, and if Contractor fails to cure such breach within fifteen (15) days of such notice from the Company, then the Consulting Agreement may still be terminated by the Company for Cause as of the sixteenth (16th) day after such notice to Contractor. In the event Contractor timely cures the noticed breach, then such breach shall not be Cause for the Company to terminate the Consulting Agreement. Although a single event of poor job performance alone by Contractor of the Services under the Consulting Agreement shall not be Cause for the Company to terminate the Consulting Agreement, any chronic or repeated poor job performance following the Company’s written notice of such poor performance shall be Cause for termination of the Consulting Agreement. In the event that the Company terminates the Consulting Agreement with Cause, the Company shall not owe and will have no obligation to pay any further amounts of the Base Consulting Fee or the Additional Consulting Fee to Contractor. In addition, if the Company terminates the Consulting Agreement during the Term with Cause solely and exclusively under Section 10.2(ii) above, Contractor will be required immediately to repay to the Company, without any allegation or evidence from the Company of actual damages caused to the Company by the “Cause,” any and all amounts previously paid to him under this Consulting Agreement for the Additional Consulting Fee (referred to herein as “Liquidated Damages”). The Severance Payment provided to Contractor under Section 3 of the Separation Agreement, the restricted stock units that were permitted to continue to vest under the Separation Agreement, and the payments made to Contractor, if any, for COBRA coverage under Sections 4(a), (b) and (d) of the Separation Agreement are not included in Liquidated Damages for the purpose of this Section 10.2. Nothing in this Section 10.2 shall alter or affect the definition of Liquidated Damages in the Separation Agreement.

10.3 Upon expiration or termination of this Consulting Agreement for any reason, or at any other time upon the Company's written request, Contractor shall within five business days after such expiration or termination:

a.deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for Contractor’s use by the Company;

b.deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information;

c.permanently erase all Confidential Information from Contractor’s computer systems; and

d.certify in writing to the Company that Contractor has complied with the requirements of this clause.

10.4 Termination by Contractor With Cause. Contractor may terminate this Consulting Agreement with Cause, effective immediately upon written notice to the Company. “Cause” for purposes of this Section 10.4 shall be defined as any action or inaction that constitutes a material breach by the Company of this Consulting Agreement; provided, that (i) Contractor provides notice to the Company of such breach within ninety (90) days of the initial existence of such breach, (ii) the Company fails to cure such breach within thirty (30) days of such notice, and (iii) such termination occurs no later than two (2) years following the initial existence of any material breach of this Consulting Agreement by the Company without the consent of Contractor. In the event that Contractor terminates this Consulting Agreement with Cause, where such termination constitutes a “separation from service” under Section 409A (as defined in Section 16.7), the Company shall pay the entire unpaid balance of the Additional Consulting Fee for the remainder of the twenty-four (24) month Term in a lump sum to Contractor within thirty (30) calendar days of such termination. For the avoidance of doubt, in the event Contractor terminates this Consulting Agreement with Cause, the Base Consulting Fee shall be paid in the manner provided in Section 10.1. For the additional avoidance of doubt, in the event the payment of any portion of the Additional Consulting Fee has been triggered by the Determination Date under the terms of Section 13(c) of the Separation Agreement prior to Contractor’s “separation from service” pursuant to this Section 10.4, then payment shall be made solely in accordance with the terms of Section 13(c) of the Separation Agreement, and no amount shall be paid pursuant to this Section 10.4; provided, however, that if Contractor “separates from service” pursuant to the terms of this Section 10.4 prior to the Determination Date under Section 13(c) of the Separation Agreement, then any payment of any portion of the Additional Consulting Fee shall be made in accordance with the terms of this Section 10.4, and no amount of the Additional Consulting Fee shall paid under the terms of Section 13(c) of the Consulting Agreement.

10.5 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 11, Section 12, Section 13, Section 14, Section 15, and Section 16 shall survive the expiration or termination of this Consulting Agreement.

11.OTHER BUSINESS ACTIVITIES. Contractor agrees that, during the Term of this Consulting Agreement, he shall not perform Services for any entity engaged in the business of home health, hospice, personal care, hospital at home or high acuity care, other than the Company. Contractor agrees that he is not, and during the Term of this Consulting Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Consulting Agreement, Contractor shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Consulting Agreement immediately with Cause. In the event that, during the Term, Contractor learns of a work opportunity that might constitute a conflict as contemplated in this Section 11, Contractor may promptly present the material terms of such opportunity to the Company and receive approval or non-approval of the opportunity from the Company, and if and only if approved, then Contractor’s pursuit of such opportunity shall not constitute a breach of this Consulting Agreement.

12.ASSIGNMENT. Contractor shall not assign any rights or delegate or subcontract any obligations under this Consulting Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Consulting Agreement at any time. Subject to the limits on assignment stated above, this Consulting Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

13.EQUITABLE AND LEGAL REMEDIES. In addition to all remedies provided to the Company in the Separation Agreement, which are in full force and effect, in the event Contractor breaches or threatens to breach Section 6 or any subpart thereof of this Consulting Agreement, Contractor hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction in Davidson County, Tennessee without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. Without limiting the remedies that are available to the Company, the Liquidated Damages that would be owed and recoverable in Section 10.2 for breach of Contractor’s covenants to the Company are an additional defined remedy for the Company. Further, in the event of any litigation arising out of or in connection with a breach of this Consulting Agreement by either Party, the prevailing Party shall be entitled to recover from the non-prevailing Party, the prevailing Party’s reasonable attorneys' fees and expenses.

14.ARBITRATION.

14.1 Except for the equitable remedies provided in Section 13 above, any dispute, controversy, or claim arising out of or related to this Consulting Agreement or any breach or termination of this Consulting Agreement, including but not limited to the Services Contractor provides to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration, which shall be private and confidential to the extent permissible by governing law, shall be administered by a neutral arbitrator mutually agreeable to Contractor and the Company or, if the Parties are not mutually agreeable to an arbitrator, with the American Arbitration Association. Arbitration shall be held in Nashville, Davidson County, Tennessee before a single arbitrator, in accordance with the American Arbitration Association's rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction.

14.2 Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their legal disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each Party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Consulting Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction in Davidson County, Tennessee.

15.GOVERNING LAW, JURISDICTION, AND VENUE. This Consulting Agreement and all related documents and all matters arising out of or relating to this Consulting Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Consulting Agreement shall be brought only in the state or federal court located in the State of Tennessee, County of Davidson. The Parties hereby irrevocably submit to the exclusive jurisdiction of the arbitrator and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

16.MISCELLANEOUS.

16.1 Contractor shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

16.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses that may be designated in writing and delivered to the other party by the receiving party from time to time. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Consulting Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

16.3 This Consulting Agreement, together with the Separation Agreement and any other documents incorporated herein or therein by reference and related exhibits and schedules, constitute the sole and entire agreement of the Parties to this Consulting Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

16.4 This Consulting Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Consulting Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

16.5 If any term or provision of this Consulting Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Consulting Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16.6 This Consulting Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

16.7 Code Section 409A Compliance. The compensation payable pursuant to this Consulting Agreement are intended to be exempt from, or comply with, as applicable, the requirements of Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the commencement of the Term (collectively, “Section 409A”). To the extent applicable, this Consulting Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any other provision of this Consulting Agreement to the contrary, if Contractor is a “specified employee” within the meaning of Section 409A, and a payment provided for in this Consulting Agreement would be subject to additional tax under Section 409A if such payment is paid within six (6) months after Contractor’s “separation from service” (within the meaning of Section 409A), then such payment required under this Consulting Agreement shall not be paid (or commence) during the six-month period immediately following Contractor’s separation from service. If the payment of any such amount is delayed in accordance with the previous sentence, then any payments that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Section 409A shall instead be paid to Contractor in a lump-sum cash payment in the seventh month following Contractor’s separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Contractor’s death). If Contractor’s termination of service hereunder does not constitute a “separation from service” within the meaning of Section 409A, then any amounts payable hereunder on account of a termination of Contractor’s service and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until Contractor has experienced a “separation from service” within the meaning of Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Contractor is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding any provision of this Consulting Agreement to the contrary, in the event that following the commencement of the Term, the Company or Contractor reasonably determines that any compensation payable under this Consulting Agreement may be subject to Section 409A, the Company and Contractor shall cooperate in good faith to adopt such amendments to this Consulting Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Parties determine are reasonably necessary or appropriate to preserve the intended tax treatment of the compensation payable hereunder, including without limitation actions intended to (i) exempt the compensation payable under this Consulting Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 16.7 does not, and shall not be construed so as to, create any obligation on the part of the Company or any affiliate or Contractor to adopt any such amendments, policies or procedures or to take any other such actions. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Contractor or to any other person if the payments provided in this Consulting Agreement that are intended to be exempt from, or compliant with, Section 409A are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Each payment payable hereunder in series of installments, including without limitation any payment of the Base Consulting Fee and/or Additional Consulting Fee, shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Section 409A.

ACCEPTED AND AGREED
BY THE PARTIES:

AMEDISYS, INC.

BY:./s/ Chris Gerard......................................
Name: Chris Gerard
Its: President and CEO
Date: September 23, 2022

“CONTRACTOR”

BY: ../s/David L. Kemmerly....................
David L. Kemmerly
Date: September 23, 2022

SCHEDULE 1 TO CONSULTING AGREEMENT
SERVICES

Government Relations Services:

•Identify and advise the company on state and federal public policy issues favorably or adversely impacting Amedisys home health, hospice, personal care, and high acuity care divisions.
•Develop strategies to obtain and maintain favorable state and federal legislative and regulatory public policy affecting the Amedisys home health, hospice, personal care, and high acuity care divisions.
•Interact and maintain relationships, where appropriate and as directed by the company, with Amedisys and industry government affairs consultants, trade associations, and advocacy coalitions with common interests to inform and promote the public policy positions of the company.
•Engage in direct lobbying, as directed by the company, of Members of Congress, congressional staff, and executive branch leadership and staff.
•Engage in direct lobbying, as directed by the company, of state legislators, legislative staff, and executive branch leadership and staff.
•Review, interpret and advise regarding proposed federal or state legislation and rulemaking impacting the company.
•Provide drafting assistance for legislation proposed or supported by the company.
•Provide strategic advice on the use of Amedisys corporate political contributions and Amedisys Political Action Committee donations to statewide and legislative candidates
•Provide strategic advice on the use of Amedisys Political Action Committee (PAC) donations to candidates for Congress and to other federal PACs.
•Provide advice and assist in developing and coordinating state and federal grassroots efforts.
•In coordination and collaboration with the SVP, Government Affairs develop and implement plans to favorably resolve state and federal regulatory issues confronting the company
•Undertake legislative, regulatory, and political activities as directed by the SVP, Government Affairs and/or the CEO of the company.

Client Strategy Services:

•As requested by the company, provide advice and strategic guidance regarding oral, written, or digital external communications with elected officials, congressional staff, legislative staff, regulatory leadership and staff, press, investors, stock analysts, or any other target audience.
•As requested by the company, provided advice and strategic guidance on opportunities to raise the profile of Amedisys and its leadership with key policy makers, the home health and hospice industry, and within the broader healthcare industry.
•As requested by the company, provide advice and strategic guidance on government investigations, litigation, or settlement discussions.
•As requested by the company, provide advice and strategic guidance on current or proposed contracts and issues with managed care companies.

•As requested by the company, provide advice and strategic guidance on Regulatory Reporting issues.
•As requested by the company, provide advice and strategic guidance on Supply Chain Management initiatives and issues.
•As requested by the company, provide advice and strategic guidance to the Amedisys Foundation.